Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
American Equity Investment Life Holding Company:
We consent to the incorporation by reference in the registration statements (No. 333-207077, No. 333‑201008, No. 333‑184162, No. 333‑183504, No. 333‑171161, No. 333‑149854, and No. 333‑148681) on Form S-3 and the registration statements (No. 333-175355, No. 333-167755, and No. 333-127001) on Form S-8 of American Equity Investment Life Holding Company (the Company) of our reports dated February 26, 2016, with respect to the consolidated balance sheets of the Company as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appears in the December 31, 2015 annual report on Form 10-K of American Equity Investment Life Holding Company.
Our report dated February 26, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, expresses our opinion that American Equity Investment Life Holding Company did not maintain effective internal control over financial reporting as of December 31, 2015 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to inadequate controls over implementation of changes to the calculation of lifetime income benefit reserves has been identified and included in management's assessment.

/s/ KPMG LLP
Des Moines, Iowa
February 26, 2016